                                  Exhibit 11.1

                               RESOUND CORPORATION

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands except per share data)

                                                                            Three months ended            Six months ended
                                                                           June 30,        July 2,      June 30,      July 2,
                                                                             1996           1995          1996          1995
                                                                             ----           ----          ----          ----
Net income ...........................................................       $ 1,092       $   102       $ 1,210       $   512
                                                                             =======       =======       =======       =======
Average common shares outstanding (1) ................................        15,860        15,412        15,758        15,368
Net effect of dilutive stock options (based on treasury stock method),           878           257           644           315
                                                                             -------       -------       -------       -------
Total shares for primary and fully diluted net income per share (2) ..        16,738        15,669        16,402        15,683
                                                                             =======       =======       =======       =======
Net income per share .................................................       $  0.07       $  0.01       $  0.07       $  0.03
                                                                             =======       =======       =======       =======

Notes:

(1) Actual shares issued and outstanding as of June 30, 1996 were 19,309,972.

(2) Fully diluted amounts do not differ materially.